Exhibit 10(b)

ALLETE, INC.
NON-MANAGEMENT DIRECTOR COMPENSATION
Effective May 1, 2010

Board Retainers (1) (2) Stock Cash	$60,000 $30,000
Committee Cash Retainers (1) (2) Audit Executive Compensation Corporate Governance & Nominating	$9,000 $7,500 $7,500
Chair Cash Retainers (1) (2) Audit Executive Compensation Corporate Governance & Nominating	$8,500 $5,500 $4,500

Lead Director (1) (2) (3) Board Stock Retainer Board Cash Retainer Lead Director Cash Retainer	$60,000 $30,000 $25,000

Board Chairman (1) (2) (3) Board Stock Retainer Board Cash Retainer	$90,000 $85,000

(1)	Cash and stock retainers may be deferred under the Director Compensation Deferral Plan II.
(2)	Cash retainers may be elected to be received in ALLETE stock.
(3)	Lead Director and Board Chairman are not eligible for other committee or chair retainers.